Exhibit 4.15

1

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”) is dated effective the 20th day of December, 2021.

BETWEEN:

XORTX THERAPEUTICS INC., a corporation incorporated under the laws of the province of British Columbia and having its head office at 4000, 421 – 7th Avenue SW, Calgary, Alberta, Canada T2P 4K9 (hereinafter referred to as the “Company”)

OF THE FIRST PART

- AND -

W.B. ROWLANDS & CO. LTD., a corporation incorporated under the laws of the province of Ontario and having its head office at 201 Bain Avenue, Toronto, Ontario, Canada M4K 1E9 (hereinafter referred to as the “WBR”)

OF THE SECOND PART

- AND -

WILLIAM BRUCE ROWLANDS, an individual having his residential address at 201 Bain Avenue, Toronto, Ontario, Canada M4K 1E9 (hereinafter referred to as the “Rowlands”)

OF THE THIRD PART

WHEREAS:

A.	Rowlands, President of WBR, has been a director of the Company since 2013 and due to this history, he has intimate knowledge of the business of the Company;

B.	The Compensation Committee of the Company has made a recommendation that WBR be paid a one-time cash fee of $50,000 plus HST to acknowledge and to compensate Rowlands for his past service to the Company and in respect of the services contemplated hereunder;

C.	Rowlands holds 51,106 stock options issued under the Company’s stock option plan (“the “Plan”), 12,776 of which are exercisable at $5.87 and 38,330 of which are exercisable at $1.64 (the “Options”);

NOW THEREFORE in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto (individually, a “Party” and together, the “Parties”), the Parties agree as follows:

1.                ENGAGEMENT, TERM AND SERVICES

1.1              Engagement

The Company hereby engages WBR to provide support and advice, as may be requested by the Chief Executive Officer of the Company in respect of outstanding or new matters that relate to the Company that may arise from time to time (the “Services”).

1.2              Term

During the Term, Rowlands, on behalf of WBR, will provide the Services for an eighteen (18) month period, commencing December 20, 2021 (the “Effective Date”) through June 20, 2023 (the “Termination Date”).

1.3              Services

During the Term, Rowlands, on behalf of WBR, will personally provide the Services to the Company and will report to the Company’s Chief Executive Officer, provided that the total number of hours of Services shall not exceed 200.

2.                RELATIONSHIP

In entering into this Agreement and providing the Services hereunder, WBR will have the status of an independent contractor and nothing in this Agreement will constitute that WBR or Rowlands is an employee or officer or director of the Company for any purpose and Neither WBR nor Rowlands will be deemed to be an employee of the Company. Neither WBR nor Rowlands shall be entitled to bind the Company in any way or make any representation on behalf of the Company.

3.                COMPENSATION

3.1              Incentive Stock Options

In lieu of any additional cash compensation, WBR and Rowlands agree that the Options currently granted to Rowlands, being 12,776 exercisable at $5.87 and 38,330 exercisable at $1.64, and having current expiry dates of March 19, 2023 and June 23, 2025, respectively, will remain outstanding in accordance with the Plan for the term of this Agreement. The Options will be further subject to the terms and conditions of the Plan.

3.2              Expenses

Upon submission of complete and detailed invoices or other evidence of payment, the Company will reimburse WBR for all reasonable out-of-pocket expenses actually and properly incurred by WBR in connection with providing the Services under this Agreement. Any single expense in excess of $200 will require pre-approval by the Company. The Company agrees to pay the amounts due within thirty (30) days of the receipt of such invoices or other evidence of payment.

4.                CONFIDENTIALITY

4.1              Access to Confidential Information

WBR and Rowlands acknowledge that in the course of carrying out, performing and fulfilling the Services, it may have access to confidential information and to undisclosed information concerning the Company (“Confidential Information”), and that disclosure of Confidential Information will be highly detrimental to the best interests and business of the Company and may be a breach of applicable securities laws.

4.2              Use and Disclosure

Except as may be specifically required in the course of carrying out the Services or as may be required by law, WBR and Rowlands will not, during the Term or at any time thereafter:

●	disclose any Confidential Information to any person or entity; or

●	use or exploit, directly or indirectly, the Confidential Information for any purpose other than the purposes of the Company.

5.                TERMINATION

WBR and the Company agree that the engagement of WBR pursuant to this Agreement is scheduled to terminate on the Termination Date and may be terminated prior to the Termination Date by either Party, for cause, at any time upon written notice in the event of a failure by the other Party to comply with any of the material provisions hereunder, or, in the case of termination by the Company, a persistent failure by the WBR to follow the lawful directions and policies of the Company, or any act of gross negligence or wilful misconduct by the WBR.

6.                SEVERABILITY

In the event that any provision or part of this Agreement is deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts will be and remain in full force and effect.

7.                GOVERNING LAW

This Agreement will be construed in accordance with and governed by the laws of Alberta, Canada.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written. The terms of this Agreement are hereby acknowledged and consented to by:

XORTX THERAPEUTICS, INC.

Per:	/s/ Allen Davidoff
Allen Davidoff
President and Chief Executive Officer

W.B. ROWLANDS & CO. LTD.

Per:	/s/ W. Bruce Rowlands
W. Bruce Rowlands
President and Chief Executive Officer

The undersigned acknowledges and agrees with the foregoing.

/s/ W. Bruce Rowlands	/s/ Charlotte May
W. Bruce Rowlands	Witness